EXHIBIT 99.1
Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter and Year to Date 2011

Newport, Rhode Island, July 22, 2011. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced second quarter earnings for 2011.   For the quarter ended June 30, 2011, the Company reported net income of $439,000, or $0.13 per share (basic and diluted), compared to $501,000, or $0.14 per share (basic and diluted), for the quarter ended June 30, 2010.  For the six months ended June 30, 2011, the Company reported net income of $740,000, or $0.22 per share (basic and diluted), compared to $602,000, or $0.17 per share (basic and diluted), for the six months ended June 30, 2010.

During the first six months of 2011, the Company’s assets increased by $4.2 million, or 0.9%, to $453.9 million.  The increase in assets was primarily concentrated in cash and cash equivalents, which increased by $9.9 million, or 105.7%, partially offset by a $5.2 million, or 11.1%, decrease in securities and a $874,000, or 0.2%, decrease in net  loans.  The increase in cash and cash equivalents is due to principal payments received on mortgage-backed securities and an increase in deposits and borrowings. The decrease in securities was attributable to principal payments received on the mortgage-backed securities, partially offset by purchases of mortgage-backed securities held to maturity.  The loan portfolio decrease was attributable to a decrease in home equity loans and lines (a decrease of $1.7 million, or 7.2%) and a decrease in commercial loans (a decrease of $343,000, or 20.9%), partially offset by an increase in construction loans (an increase of $785,000, or 15.9%), residential mortgages (an increase of $200,000 or 0.1%) and commercial real estate mortgages (an increase of $127,000, or 0.1%).

Deposit balances increased by $1.3 million, or 0.5%. The increase in deposits occurred in NOW/Demand accounts (an increase of $1.4 million, or 1.2%), savings accounts (an increase of $1.1 million, or 3.8%) and time deposit accounts (an increase of $561,000 or 0.8%), partially offset by a decrease in money market accounts (a decrease of $1.8 million, or 3.5%).

Total stockholders’ equity at June 30, 2011 was $50.9 million compared to $49.7 million at December 31, 2010.  The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income was $3.8 million for the quarters ended June 30, 2011 and June 30, 2010.  Net interest income for the six months ended June 30, 2011 was $7.6 million, compared to $7.4 million for six months ended June 30, 2010, an increase of $112,000, or 1.5%.  The increase in net interest income for the six months ended June 30, 2011 was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on loans and securities.

As a result of the continued low interest rate environment, the average cost of interest-bearing liabilities decreased to 1.80% for the quarter ended June 30, 2011 from 2.05% for the quarter ended June 30, 2010.  The average balance of interest-bearing deposits decreased in the second quarter of 2011 from the second quarter of 2010, and the average cost of interest-bearing deposits decreased by 29 basis points, resulting in a $165,000 decrease in interest expense on such deposits. The average yield on interest-earning assets for the second quarter of 2011 was 5.31%, compared to 5.50% for the same period in 2010.  The Company’s second quarter 2011 interest rate spread increased to 3.51% from 3.45% in the second quarter of 2010, an increase of 6 basis points.

The average cost of interest-bearing liabilities decreased to 1.81% for the six months ended June 30, 2011 from 2.12% for the six months ended June 30, 2010. The average balance of interest-bearing deposits remained relatively the same in the first six months of June 2011, as compared to the first six months of June 2010, but the average cost of interest-bearing deposits decreased by 34 basis points in the six months ended June 30, 2011, resulting in a $383,000 decrease in interest expense on such deposits.  The average yield on interest-earning assets for the six months ended June 30, 2011 was 5.32%, compared to 5.48% for the same period in 2010.  For the six months ended June 30, 2011, the interest rate spread increased to 3.51% from 3.37% in 2010, an increase of 14 basis points.

Non-performing assets totaled $1.3 million, or 0.29% of total assets, at June 30, 2011, compared to $208,000, or 0.05% of total assets, at December 31, 2010.  Non-performing assets at June 30, 2011 consisted of two commercial real estate mortgage loans totaling $1.1 million, one $21,000 home equity loan and $195,000 of foreclosed real estate.  Net charge-offs were $246,000 and $25,000 for the quarters ended June 30, 2011 and 2010, respectively.  The loan loss provision for the three and six months ended June 30, 2011 was $207,000 and $522,000, respectively, compared to $80,000 and $394,000 for the three and six months ended June 30, 2010, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The provision increased during the first half of 2011 compared to the first half of 2010, due to an increase in problem loans and charge-offs, partially offset by a decrease in the loan portfolio.

Non-interest income for the three and six months ended June 30, 2011 totaled $605,000 and $1.2 million, respectively, compared to $622,000 and $943,000 for the three and six months ended June 30, 2010.   The $17,000, or 2.7%, decrease in non-interest income for the quarter ended June 30, 2011 from the quarter ended June 30, 2010 is largely attributable to the $13,000 gain on sale of securities available for sale in the second quarter of 2010.  The $216,000, or 22.9%, increase in non-interest income for the six months ended June 30, 2011 when compared to the same period in 2010 is due to a $27,000 increase in fees earned on checking accounts and no loss on sales of securities available for sale recorded in the first half of 2011, as compared to the $204,000 net realized loss on sales of securities available for sale recorded in 2010.  The loss on sales of securities available for sale in the first six months of 2010 was due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of other securities available for sale.

Non-interest expenses totaled $3.5 million for the quarter ended June 30, 2011 compared to $3.6 million for the quarter ended and June 30, 2010.  For the six months ended June 30, 2011, non-interest expenses totaled $7.1 million, an increase of $108,000, or 1.5%, compared to the same period in 2010. The decrease in marketing expenditures in the second quarter of 2011 is the primary reason for the decrease in non-interest expenses during the three months ended June 30, 2011 when compared to the same period in 2010. The increase in non-interest expenses for the first six months of 2011 when compared to the first six months of 2010 is attributable to increases in salaries and employee benefits, occupancy and equipment expense, data processing fees, professional fees and foreclosed real estate, offset by decreases in marketing costs and FDIC insurance costs.  The increase in salaries and benefits is primarily due to an increase in retirement and incentive compensation expenses, partially offset by a reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2010 period compared to the 2011 period.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs and an increase in depreciation expense in 2011 as a result of a relocation of an existing branch in the beginning of 2011.  The increase in the foreclosed real estate expense is a result of an overall increase in foreclosed real estate assets. The decrease in marketing costs is due to management’s concerted effort to curtail marketing expenditures in 2011.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2011	December 31, 2010
	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$18,831	$8,194
Short-term investments	449	1,181
Cash and cash equivalents	19,280	9,375

Securities held to maturity, at amortized cost	41,810	47,021
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	358,862	359,721
Allowance for loan losses	(3,687)	(3,672)
Loans, net	355,175	356,049
Premises and equipment	14,843	14,477
Accrued interest receivable	1,418	1,413
Net deferred tax asset	2,600	2,600
Bank-owned life insurance	10,898	10,705
Foreclosed real estate	195	100
Prepaid FDIC insurance	828	1,052
Other assets	1,133	1,163
Total assets	$453,910	$449,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$262,320	$261,050
Short-term borrowings	-	3,000
Long-term borrowings	137,117	132,236
Accrued expenses and other liabilities	3,603	3,696
Total liabilities	403,040	399,982

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,615	50,435
Retained earnings	19,572	18,832
Unearned compensation (324,497 and 338,030 shares at
June 30, 2011 and December 31, 2010, respectively)	(2,617)	(2,864)
Treasury stock, at cost (1,389,572 shares)	(16,749)	(16,749)
Total stockholders’ equity	50,870	49,703
Total liabilities and stockholders’ equity	$453,910	$449,685

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,862	$5,008	$9,714	$10,025
Securities	509	616	1,081	1,261
Other interest-earning assets	9	3	16	6
Total interest and dividend income	5,380	5,627	10,811	11,292

Interest expense
Deposits	477	642	971	1,354
Short-term borrowings	-	-	3	-
Long-term borrowings	1,147	1,212	2,286	2,499
Total interest expense	1,624	1,854	3,260	3,853

Net interest income	3,756	3,773	7,551	7,439
Provision for loan losses	207	80	522	394

Net interest income, after provision for loan losses	3,549	3,693	7,029	7,045

Non-interest income:
Customer service fees	505	497	948	921
Net gain (loss) on sales of available-for-sale securities	-	13	-	(204)
Bank-owned life insurance	92	101	194	202
Miscellaneous	8	11	17	24
Total non-interest income	605	622	1,159	943

Non-interest expenses:
Salaries and employee benefits	1,935	1,964	3,886	3,866
Occupancy and equipment	535	458	1,110	949
Data processing	366	372	761	749
Professional fees	152	117	286	234
Marketing	185	306	379	528
Foreclosed real estate	20	41	58	41
FDIC insurance	106	132	234	244
Other general and administrative	200	176	377	372
Total non-interest expenses	3,499	3,566	7,091	6,983

Income before income taxes	655	749	1,097	1,005

Provision for income taxes	216	248	357	403

Net income	$439	$501	$740	$602

Weighted-average shares outstanding:
Basic	3,314,598	3,520,517	3,311,609	3,571,442
Diluted	3,346,169	3,520,517	3,333,851	3,571,442

Earnings per share:
Basic	$.13	$.14	$.22	$.17
Diluted	$.13	$.14	$.22	$.17